Exhibit 10.15

MASTER PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

MGH ACQ LLC

as Seller

and

SERIES C, LLC

as Buyer

March 1, 2012

MASTER PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of March 1, 2012 (the “Effective Date”).

PARTIES:	This Master Purchase Agreement and Escrow Instructions is between MGH ACQ LLC, a Michigan limited liability company, as “Seller”, and SERIES C, LLC, an Arizona limited liability company, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of those certain parcels of improved property listed by address on Exhibit A attached hereto, and legally described on Exhibit A-1 attached hereto (collectively, the “Real Property”);

WHEREAS, as of the Effective Date, each parcel of the Real Property is improved with a building containing that certain number of square feet set forth on Exhibit A attached hereto (each, a “Building” and, collectively, the “Buildings”). The Real Property, the Buildings and the improvements to the Real Property (collectively, the “Improvements”) are leased to Walgreen Co., an Illinois corporation (“Tenant”) in accordance with a written lease (each, a “Lease” and, collectively, the “Leases”). The Real Property, the Buildings, the Improvements, the personal property, if any, of Seller located on the Real Property and Seller’s interest in each of the Leases and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the “Properties” and, individually, as a “Property”; and

WHEREAS, Buyer desires to purchase the Properties from Seller and Seller desires to sell the Properties to Buyer free and clear of all liens, all as more particularly set forth in this Master Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Properties subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

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3. INCLUSIONS IN PROPERTIES.

(a) The Properties. The term “Properties” shall also include the following:

(1) all tenements, hereditaments and appurtenances pertaining to the Real Property;

(2) all mineral, water and irrigation rights of Seller, if any, running with or otherwise pertaining to the Real Property;

(3) all interest, if any, of Seller in any road adjoining the Real Property;

(4) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Properties or any portion thereof by reason of condemnation, eminent domain or exercise of police power;

(5) all of Seller’s interest in the Buildings, the Improvements and any other improvements and fixtures on the Real Property;

(6) all of Seller’s interest, if any, in any equipment, machinery and personal property located on or used in connection with the Real Property (collectively, the “Personalty”);

(7) the Leases and all security deposits, if any, now or hereafter due thereunder; and,

(8) all of Seller’s interest, to the extent transferable, in all permits and licenses (the “Permits”), warranties (the “Warranties”), contractual rights and intangibles (including rights to the name of the Improvements as well as all construction contracts, subcontracts, architectural/engineering plans and/or agreements and similar agreements) with respect to the design, development, construction, operation, maintenance, repair and/or improvement of the Properties (collectively, the “Contracts”).

(b) The Transfer Documents. The Personalty related to each Property shall be transferred by that certain quit claim bill of sale from Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit B (each, a “Bill of Sale” and, collectively, the “Bills of Sale”); each Lease shall be transferred by that certain assignment and assumption of lease, the agreed upon form of which is attached hereto as Exhibit C (each, an “Assignment of Lease” and, collectively, the “Assignments of Lease”); the Permits, Warranties and Contracts related to each Property shall be transferred by that certain assignment and assumption agreement, the agreed upon form of which is attached hereto as Exhibit D (each, an “Assignment Agreement” and, collectively, the “Assignment Agreements”); and the Real Property, Building and Improvements constituting each Property shall be transferred and conveyed by execution and delivery of Seller’s special warranty deed, the agreed upon form of which is attached hereto as Exhibit E (each, a “Deed” and, collectively, the “Deeds”). The Bills of Sale, the Assignments of Lease, the Assignment Agreements and the Deeds are hereinafter collectively referred to as the “Transfer Documents”.

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4. PURCHASE PRICE. The aggregate price to be paid by Buyer to Seller for the Properties is FOURTEEN MILLION SIX HUNDRED TWENTY-FIVE THOUSAND and NO/100 Dollars ($14,625,000.00) (the “Purchase Price”), which Purchase Price is allocated among the Properties as set forth on Exhibit A attached hereto, and is payable as follows:

(a) One Hundred Fifty Thousand and No/100 Dollars ($150,000) earnest money (said amount, plus all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than two (2) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”); and

(b) Such amounts, in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), set forth in one or more settlement or closing statements prepared by Escrow Agent and approved by Buyer and Seller in connection with COE of each Property purchased by Buyer from Seller pursuant to this Agreement, to be deposited in escrow with Escrow Agent on or before COE as to each such Property, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:

(a) if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit shall be paid immediately to Buyer;

(b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c) if escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6. PRELIMINARY TITLE REPORT; TITLE AND SURVEY OBJECTIONS. (a) Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (each, a “Report” and, collectively, the “Reports”) for an ALTA extended coverage title insurance policy (each, an “Owner’s Policy” and, collectively, the “Owner’s Policies”) on each Property to Buyer and Seller. Each Report shall show the status of title to the applicable Property as of the date of such Report and shall also describe the

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requirements of Escrow Agent for the issuance of an Owner’s Policy corresponding to such Property as described herein. The cost of the Owner’s Policy shall be paid by the Seller; provided, however, that any additional costs for an extended coverage policy, endorsements thereto (excluding, however, those endorsements required to cure one or more Objectionable Matters (as hereinafter defined), which endorsements shall be issued at Seller’s sole cost and expense), or any lender’s title policy shall be paid by Buyer. In addition to the Reports, Escrow Agent shall simultaneously deliver to Buyer complete, legible copies of all documents identified in Part Two of Schedule B of each Report.

(b) If Buyer is dissatisfied with any exception to title as shown in any Report and/or any matter disclosed by any Survey (as hereinafter defined) (collectively, the “Objectionable Matters”), then Buyer may, by giving written notice thereof to Escrow Agent and Seller on or before expiration of the Study Period (as defined below), either (i) terminate this Agreement in its entirety, whereupon the Earnest Money Deposit shall promptly be paid in full to Buyer, all documents deposited in escrow by Buyer shall be returned to Buyer without delay and all documents deposited in escrow by Seller shall be returned to Seller without delay, or (ii) provisionally accept the title to such Property or Properties corresponding to such Objectionable Matters subject to Seller’s agreement to cause the removal of or otherwise cure such Objectionable Matters, in which case Seller shall (at its sole cost) remove or otherwise cure the Objectionable Matters prior to COE.

If Buyer gives notice to Seller of its election of option (ii) above, Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of Objectionable Matters if Seller does not intend to remove (or cause Escrow Agent to endorse over, to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. Seller’s lack of response shall be deemed to be Seller’s refusal to remove or otherwise cure the Objectionable Matters prior to COE. Buyer acknowledges that Seller shall have no obligation to cure or remove any Objectionable Matter.

(c) In the event any Report is amended (each such Report, an “Amended Report”) to include new exceptions that are not set forth in the prior Report corresponding to the same Property, or in the event any Survey is amended (each such Survey, an “Amended Survey”) to include or depict matters that are not set forth in the prior Survey corresponding to the same Property, Buyer shall have until the later of (i) the expiration of the Study Period, (ii) the date five (5) days after Buyer’s receipt of both such Amended Report and copies of the documents identified in the new exceptions or new requirements, or (iii) the date five (5) days after Buyer’s receipt of the Amended Survey, as applicable, within which to either (Y) terminate this Agreement in its entirety, whereupon the Earnest Money Deposit shall promptly be paid in full to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (Z) to provisionally accept the title to such Property or Properties corresponding to such Amended Report or Amended Survey subject to Seller’s agreement to cause the removal of any Objectionable Matter(s) identified by Buyer in a written notice to Seller.

(d) In the event Buyer provisionally accepts title to a Property subject to Seller’s agreement to cure one or more Objectionable Matters pursuant to Sections 6(b) and/or 6(c) above, if Seller serves notice to Buyer that Seller does not intend to remove or otherwise

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cure such Objectionable Matters before COE, Buyer shall, within ten (10) days after receipt of such notice from Seller, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement in its entirety, whereupon the Earnest Money Deposit shall promptly be paid in full to Buyer, all documents deposited in escrow by Buyer shall be returned to Buyer without delay and all documents deposited in escrow by Seller shall be returned to Seller without delay, or (ii) waive such Objectionable Matter(s). If written notice of either satisfaction or dissatisfaction as to any Report, Survey, Amended Report or Amended Survey is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have disapproved of the condition of the title of the Property or Properties corresponding to each such Report, Survey, Amended Report or Amended Survey and shall have elected to terminate this Agreement as set forth in clause (i) above.

7. BUYER’S STUDY PERIOD.

(a) The Study Period. Buyer shall have until 11:59 p.m. MST on the later of (i) the thirtieth (30th) day after the Opening of Escrow, (ii) the thirtieth (30th) day after Buyer’s receipt of all deliveries of Seller’s Diligence Materials (as hereinafter defined), or (iii) the tenth (10th) day after Buyer’s receipt of all Surveys (as hereinafter defined) but, as to this subpart (iii), no more than forty (40) days after the Opening of Escrow (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Properties, including, without limitation, Buyer’s right to: (i) review and approve each Survey, each Lease, Seller’s operating statements with respect to each Property, and the Contracts; (ii) meet and confer with Tenant; and, (iii) obtain, review and approve an environmental study of each Property (collectively, “Buyer’s Diligence”).

(b) Right of Entry. Subject to the prior rights of Tenant in the Properties, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon each Property, at any time or times prior to COE, to conduct Buyer’s Diligence; provided, however, Buyer agrees to coordinate and provide advance notice to Seller regarding any physical inspection. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from and against any and all claims for expenses, costs, losses, liabilities and/or damages asserted against Seller, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s Diligence. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

(c) Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period, of Buyer’s acceptance as to all of the Properties and waiver of the contingencies as set forth in this Section 7, this Agreement shall be canceled as to all Properties and the Earnest Money Deposit shall promptly be paid in full to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. In the event Buyer notifies Seller and Escrow Agent, in writing, on or before the end of the Study Period, of Buyer’s acceptance of all of the Properties and waiver of the contingencies as set forth in this Section 7, this Agreement shall continue in full force and effect with respect to the Properties and, except as otherwise set forth herein, the Earnest Money Deposit shall be deemed non-refundable to Buyer.

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(d) Tenant Right of First Refusal or Right of First Offer. In the event that one or more Leases contains a tenant right of first refusal or right of first offer (either such right, a “ROFR”) and Tenant gives notice of its intent to exercise such ROFR or does actually exercise such ROFR, this Agreement shall be canceled as to the Property corresponding to such ROFR (each such Property, a “ROFR Property”), and Buyer shall have the right, in its sole discretion to elect to (1) proceed with the acquisition of the remaining non-ROFR Properties pursuant to the terms of this Agreement, in which event this Agreement shall remain in full force and effect with respect to each of the non-ROFR Properties only, or (2) terminate this Agreement in its entirety, in which event each of the Properties shall be deemed to be a ROFR Property. Seller shall promptly reimburse to Buyer all reasonable out-of-pocket and third-party property diligence expenses incurred by Buyer with respect to each ROFR Property, including, without limitation, reasonable attorneys’ fees and costs, the portion of the Earnest Money Deposit relating to each ROFR Property plus all interest accrued thereon shall promptly be paid to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement with respect to each ROFR Property.

8. DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a) Deliveries to Buyer. Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow all information in Seller’s possession or control relating to the leasing and operation of the Properties, including environmental tests, market studies, master planning, architectural drawings and like matters regarding each Property and/or the Tenant (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. The foregoing deliveries shall include, but not be limited to, copies of all: (i) books of account and records for each Property for the last twenty-four (24) months (including year-end Tenant CAM expense reconciliations); (ii) the Lease corresponding to each Property, including all amendments thereto, guaranties thereof and assignments thereof and a copy of the leasehold title insurance policy delivered to Tenant with respect to each Property; (iii) all claims or suits by Tenant or third-parties involving any Property or any of the Leases or any Contracts (whether or not covered by insurance); (iv) any appraisals of any Property or any part thereof; (v) copies of all Contracts, Warranties and Permits; (vi) a list of all claims or suits by or against Seller regarding any Property for the last thirty-six (36) months; and (vii) any other documents or other information in the possession of Seller or its agents pertaining to the Properties. Should Seller receive new or updated information regarding any of the matters set forth in this Section 8(a) after the Effective Date and prior to COE, Seller will immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer.

(b) Delivery by Buyer. If this Agreement is canceled as to all Properties for any reason, except Seller’s willful default hereunder, upon payment by Seller to Buyer of one-half of Buyer’s reasonable and actual cost thereof, Buyer agrees to deliver to Seller copies of those investigations, studies and/or tests which Buyer may have elected to obtain.

9. THE SURVEYS. Within five (5) days after the Opening of Escrow, Buyer shall order, and within thirty (30) days after the Opening of Escrow Buyer shall cause, one or more surveyors licensed in the State(s) in which the applicable Properties are located to complete and deliver to Escrow Agent and to Buyer, a current, certified ALTA survey of the Real Property, Building and Improvements comprising each Property (each, a “Survey” and, collectively, the

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“Surveys”), whereupon the legal descriptions in the Surveys shall control over the descriptions in Exhibit A-1 attached hereto to the extent they may be inconsistent. Each Survey shall set forth the legal description and boundaries of the applicable parcel of Real Property and all easements, encroachments and improvements thereon.

10. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11. DELIVERY OF POSSESSION. Seller shall deliver possession of each Property to Buyer at COE subject only to the rights of Tenant under each of the Leases.

12. BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

(b) the issuance of the Owner’s Policies (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

(c) the delivery by Seller to Buyer at COE of all security deposits and pre-paid/abated rents under each of the Leases, if any, in the form of a credit in favor of Buyer against the Purchase Price;

(d) the deposit by Seller with Buyer not later than five (5) days prior to COE of (i) as to each Lease, an original estoppel certificate, in the form typically provided by Tenant (v) dated not more than thirty (30) days prior to COE, (w) executed by Tenant and naming Buyer (or its designee) and any lender of which Buyer provides written notice to Seller pursuant to the notice provisions hereof (“Lender”) as addressees, (x) verifying the basic facts of such Lease (term, rental, expiration date, options, if any exist, etc.), (y) confirming that there are no defaults by the landlord under such Lease and that no percentage rents or impounds are paid pursuant to such Lease (or specifying the amount(s) thereof), and (z) if Tenant’s obligations under such Lease have been guaranteed by another person or entity, also cover such guaranty and also be signed by such guarantor(s), (ii) as to each Lease, a subordination, non-disturbance and attornment agreement executed by Tenant, in the form typically provided by Tenant, for the benefit of Lender, and (iii) an original estoppel certificate executed by all other parties to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions encumbering any Property (the “REA’s”) and addressed or certified to Buyer and

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Lender stating that such instrument is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable instrument and all amounts, if any, owing under the applicable agreement have been paid in full;

(e) the deposit with Escrow Agent and Buyer prior to the expiration of the Study Period of an executed waiver by Tenant of any right of first refusal under each of the Leases;

(f) the deposit with Escrow Agent of an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from each of the Owner’s Policies;

(g) the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under each of the Leases be paid to Buyer;

(h) there has been no “Insolvency Event” with respect to any Tenant. As used in this subsection (h), an “Insolvency Event” shall have occurred if any Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(i) delivery to Buyer of the original, if in Seller’s possession, or a copy if the original is not in Seller’s possession, of the fully-executed Lease with respect to each Property, and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, and, if seller is not the original landlord under any Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under such Lease;

(j) delivery of the SEC Filing Information by Seller to Buyer not less than five (5) days prior to COE;

(k) delivery to Buyer of originals of the Contracts, Warranties and Permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance with respect to each Property.

If the foregoing conditions have not been satisfied as to any Property by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) extend such specified date or COE, as applicable, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions, or (ii) terminate this Agreement in its entirety. In the event this Agreement is terminated in its entirety, the Earnest Money Deposit shall promptly be paid by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

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13. SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(i) there are no unrecorded leases (other than the Leases), liens or encumbrances which may affect title to any Property; any existing financing secured by any Property or any part thereof shall be satisfied and discharged in full at or prior to COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to COE;

(ii) to Seller’s actual knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of any Property by any person, authority or agency having jurisdiction;

(iii) to Seller’s actual knowledge, there are no intended public improvements which will or could result in any charges being assessed against any Property which will result in a lien upon any Property;

(iv) to Seller’s actual knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of any Property, or any portion thereof, by any governmental authorities;

(v) to Seller’s actual knowledge, there are no suits or claims pending or threatened with respect to or in any manner affecting any Property or the Tenant, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

(vi) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell any Property, or any portion thereof, to a third party;

(vii) Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon any Property, or any portion thereof, or its potential use, and, to Seller’s actual knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(viii) to Seller’s knowledge, this transaction will not in any way violate any other agreements to which Seller is a party;

(ix) Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon form of which are attached hereto as Exhibits;

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(x) no default of Seller exists under any Lease; Seller has sent no notice of default to any Tenant, and to Seller’s knowledge, no default of any Tenant exists under any Lease; Seller has not received any notice or correspondence from any Tenant or such Tenant’s agents indicating such Tenant’s desire, willingness or intent to amend, modify, assign or terminate such Tenant’s Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing;

(xi) Tenant is not entitled to any free rent periods or rental abatements, concessions or other inducements under any Lease for any period subsequent to COE;

(xii) to Seller’s actual knowledge, all amounts due and payable by Seller under the Contracts and the REA’s have been paid in full and no default of Seller exists under any of the Contracts or any of the REA’s and, to Seller’s knowledge, no default of any other party exists under any of the Contracts or any of the REA’s;

(xiii) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(xiv) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon form of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound; and

(xv) Seller has received no written notice of any proceedings pending for the increase of the assessed valuation of any Property or any portion thereof;

(b) Further, Seller hereby covenants to Buyer as of the Effective Date that:

(i) Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Properties, or any portion thereof, to a third party, without Buyer’s prior written consent;

(ii) Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon any Property, or any portion thereof, or the potential use of any Property;

(iii) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Properties up to COE shall be paid in full by Seller;

(iv) all general real estate taxes, assessments and personal property taxes that have become due with respect to the Properties (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

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(v) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to any Property, or terminate, amend, modify, extend or waive any rights under any of the Leases without Buyer’s prior written consent, which consent may be withheld at Buyer’s discretion;

(vi) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1) continue to operate each Property as heretofore operated by Seller subject to Buyer’s rights under this Agreement to direct specific activities of Seller;

(2) maintain or cause Tenant to maintain each Property in its current condition and perform or cause Tenant to perform any required and routine maintenance and make replacements of each part of each Property that is tangible property (whether real or personal) and perform repairs or make replacements to any broken, defective or malfunctioning portion of any Property that is tangible property (whether real or personal) as the relevant conditions require;

(3) pay or cause Tenant to pay (as applicable) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Properties up to COE;

(4) comply or cause Tenant to comply with all governmental requirements applicable to the Properties;

(5) except as required by a governmental agency, not place or permit to be placed on any portion of any Property any new improvements of any kind or remove or permit any improvements to be removed from any Property without the prior written consent of Buyer;

(6) not restrict, rezone, file or modify any development plan or zoning plan or establish or participate in the establishment of any improvement district with respect to all or any portion of any Property without Buyer’s prior written consent; and

(7) without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon any Property or any portion thereof that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances;

(vii) Seller shall and hereby does assign to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about any Property (including Hazardous Materials released on any Property prior to COE and continuing in existence on such Property at COE);

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(viii) Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller shall instruct Broker that it may not provide a copy of nor disclose any of the terms of this Agreement to any appraiser without the prior written consent of Buyer; and

(ix) should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing.

All representations, warranties and covenants made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE for a period of nine (9) months. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller’s warranties or covenants. Seller’s indemnity and hold harmless obligations shall survive COE for a period of nine (9) months.

14. BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(i) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(ii) there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, the agreed upon forms of which are attached hereto as Exhibits; and

(iii) the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound.

(b) Further, Buyer hereby covenants to Seller as of the Effective Date that:

(i) should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

All representations, warranties and covenants made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for a period of nine (9) months. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a

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court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties or covenants. Buyer’s indemnity and hold harmless obligations shall survive COE for a period of nine (9) months.

15. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, with respect to (i) the amount of Tenant’s security deposit under the Leases, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

16. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a) the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except Jonathan S. Horn of Horn Capital Realty, Inc. (“Broker”);

(b) if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including Broker), the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and

(c) Seller shall be responsible for payment of a commission to Broker pursuant to a separate written agreement between Seller and Broker, which commission shall be paid at COE.

17. CLOSE OF ESCROW. COE as to each Property shall be on or before 5:00 p.m. MST on the thirtieth (30th) day after the expiration of the Study Period or such earlier date as Buyer may choose by giving written notice thereof to Seller and Escrow Agent (such date, as to each Property, the “Closing Date”). Buyer may extend the Closing Date as to each Property for up to an additional thirty (30) days upon delivery of written notice to extend the Closing Date to Escrow Agent prior to the original Closing Date corresponding to such Property and by depositing an additional Two Hundred Thousand and No/100 Dollars ($200,000.00) of earnest money with Escrow Agent. For purposes of this Agreement, any additional earnest money deposited with Escrow Agent pursuant to this Section 17 shall be added to and become a part of the Earnest Money Deposit.

18. ASSIGNMENT. This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld. Buyer may assign its rights under this Agreement to one or more affiliates of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until each assignee executes an instrument whereby such assignee expressly assumes all unperformed obligations of Buyer under this Agreement. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least five (5) days prior to COE. No assignment shall release or otherwise relieve Buyer from any

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obligations hereunder; provided, however, with respect to any assignment, if COE occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE.

19. RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to material damage of or to any Property or any part thereof caused by a casualty which may occur prior to COE. Seller shall also bear all risk of loss resulting from or related to a taking or condemnation of any Property or any part thereof with respect to which written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of any Property is conveyed in lieu of condemnation prior to COE (any such taking or condemnation event or material damage caused by a casualty, a “Risk of Loss Event”). In the event of any Risk of Loss Event prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, remove the affected Property from this Agreement as set forth in Section 6(b) above (each, a “Rejected Property”) and the Purchase Price shall be reduced by the amount corresponding to such Rejected Property as set forth in Exhibit A attached hereto, the Earnest Money Deposit shall be proportionately refunded to Buyer and this Agreement shall continue in full force and effect with respect to all remaining Properties. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Purchase Price. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the Risk of Loss Event) Buyer may remove such Rejected Property from this Agreement as provided above. In the event of any Risk of Loss Event which does not result in a termination of this Agreement, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same, and credit to Buyer an amount equal to the deductible (if any) under the insurance policy. In the event of any Risk of Loss Event with respect to all Properties prior to COE and Buyer elects to remove all Properties from this Agreement as provided above, then this Agreement shall automatically terminate, whereupon the Earnest Money Deposit shall promptly be paid in full to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. As used in this Section 19, “material damage” caused by a casualty shall mean any casualty damage with respect to which (a) the cost to restore such damage, as reasonably agreed by Seller and Buyer, is more than One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00), (b) the estimated time to repair such damage, as reasonably agreed by Seller and Buyer, is more than ninety (90) days, (c) such damage will entitle Tenant to terminate the Lease corresponding to the damage Property or abate or offset its rent in whole or in part under such Lease, whether permanently or temporarily; provided, however, such abated or offset rents are not fully covered by loss of rents insurance, or (d) such damage is not covered by Seller’s insurance or if such insurance is not for full replacement cost.

20. REMEDIES.

(a) Seller’s Breach. If Seller breaches this Agreement, including, without limitation, a breach of any representation or warranty of Seller set forth herein and/or the failure of Seller to satisfy any conditions precedent to COE specified in Section 12 above that is within Seller’s control, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and

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Escrow Agent, cancel this Agreement in its entirety whereupon the Earnest Money Deposit shall promptly be refunded in full by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party diligence expenses (provided, however, such reimbursement shall not exceed $35,000.00 per Property) and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder, or (ii) seek specific performance against Seller in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s intentional act or omission, Buyer shall be entitled to pursue all rights and remedies available at law or in equity. Seller hereby acknowledges and agrees that the provisions of this Section 20(a) shall not limit any rights or remedies Buyer may have against Seller after COE pursuant to the indemnification under Section 16 or for any misrepresentation, breach of warranty or default by Seller in any of its obligations under this Agreement, the Transfer Documents or any other documents to be entered into pursuant to this Agreement.

(b) Buyer’s Breach. If Buyer breaches this Agreement, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer.

21. ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising under this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 21, a party will be considered to be the “successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

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22. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or by telecopy (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	c/o Heritage Manager, LLC
One Town Square, Suite 1600
Southfield, MI 48076
	Attn:	Brian Hermelin
	Tel.:	(248) 827-1700
	Fax:	(248) 827-1718

with copies to:	Jaffe Raitt Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, MI 48034
	Attn:	Arthur A. Weiss, Esq.
	Tel.:	(248) 727-1516
	Fax:	(248) 351-3082

if to Buyer:	c/o Cole Real Estate Investments
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
	Attn:	Legal Department
	Tel.:	(602) 778-8700
	Fax:	(480) 449-7012

with copies to:	Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, AZ 85004
	Attn:	Kevin T. Lytle, Esq.
	Tel.:	(602) 382-6065
	Fax:	(602) 382-6070

if to Escrow Agent:	First American Title Insurance Company
2425 E. Camelback Road, Suite 300
Phoenix, AZ 85016
	Attn:	Mr. Brandon Grajewski
	Tel.:	(602) 567-8145
	Fax:	(602) 567-8101

(b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery or telecopy, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received (i) on the date on which the notice is received, if notice is given by telecopy or personal delivery, (ii) on the first business day following deposit with an overnight carrier, if used, and (iii) on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

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23. CLOSING COSTS.

(a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit F, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half the fees and costs due Escrow Agent for its services, (iii) the transfer tax associated with the sale of the Properties, if any, (iv) the cost of the Surveys, and (v) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half the fees and costs due Escrow Agent for its services, and (ii) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. Real estate taxes shall be prorated based upon the current valuation and latest available tax rates. All prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits to Buyer shall be similarly prorated. If COE is on or after the 20th day of the calendar month in which COE occurs, the monthly base rent due to Buyer under the terms of the Leases for the full calendar month of the month following the day on which COE occurs (the “Initial Rent”) shall be credited to Buyer at COE (and, in such event, Tenant shall pay the Initial Rent to Seller and, notwithstanding the terms of the Leases, shall not be obligated to make a payment for the Initial Rent to Buyer). Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 23(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

(b) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(b) shall survive COE except that no adjustment shall be made later than twelve (12) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim; provided, however, in the event an adjustment is sought due to the fact that current tax bills with respect to one or more Properties had not yet been issued as of COE, the provisions of this Section 23(b) shall survive with respect to any closing proration of real property taxes until thirty (30) days after Buyer’s receipt of tax bills for the period of time during which COE occurred. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

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(c) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

24. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 24 shall survive cancellation of this Agreement.

25. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26. RELEASES. Except as expressly provided in this Agreement, Seller and anyone claiming through Seller hereby releases Tenant from any and all claims of whatever kind or nature, in law or equity, whether now known or unknown to Seller, whether contingent or matured, that Seller may now have or hereafter acquire against Tenant for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any of the Leases arising from events occurring prior to COE.

27. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28. GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of Arizona.

29. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

30. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

31. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and

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provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

32. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

33. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile, by email (in “.pdf” format) and/or in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

34. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

35. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

36. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

37. INDEMNITY. Seller shall indemnify, hold harmless and defend Buyer, Buyer’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Buyer (a) relating to any actual or alleged events, acts or omissions occurring with respect to any Property prior to COE, and/or (b) based upon Buyer’s ownership of any Property but with respect to which the claimed loss, damage or injury occurred prior to COE. Buyer shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller (y) relating to any actual or alleged events, acts or omissions occurring with respect to any Property from and after COE, and/or (z) based upon Seller’s ownership of any Property but with respect to which the claimed loss, damage or injury occurred from and after COE. The provisions of this Section 37 shall survive COE.

38. PRIVILEGE TAXES. Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the

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development, sale or rental of each Property (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid and Seller shall pay any such taxes that may arise as a result of the sale of any Property to Buyer as and when due. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence. The provisions of this Section shall survive COE.

39. SEC S-X 3-14 Audit. In order to enable Buyer to comply with reporting requirements, Seller agrees to provide Buyer and its representatives information sufficient for Buyer to comply with SEC Rule 3-14 of Regulation S-X, including Seller’s most current financial statements relating to the financial operation of the Property for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request, support for certain operating revenues and expenses specific to the Property (collectively, the “SEC Filing Information”). Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. This Section 39 shall survive Closing for a period of one (1) year.

40. TENANT AUDIT RIGHT. In the event that Tenant has the right to inspect and audit the books, records and other documents of the landlord under any of the Leases which evidence the purchase price of the Real Property, the development and construction costs of the Improvements, and/or common area maintenance costs and expenses, Seller hereby covenants and agrees that it shall retain such books, records and other documents which will enable Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that Tenant could demand an inspection and/or audit thereof pursuant to such Lease and, upon written request therefore from Buyer, or any successor or assign, thereof, shall provide both Buyer and Tenant with reasonable access thereto and otherwise reasonably cooperate with both Buyer and Tenant with respect to such inspection and/or audit by Tenant. In the event Tenant claims any right to a credit, refund or other reimbursement as a result of such audit, Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating thereto or arising therefrom. The provisions of this Section 40 shall survive COE.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	MGH ACQ LLC,
a Michigan limited liability company

	By:	Heritage Manager LLC, a Michigan limited liability company, its Operating Manager

	By:	/s/ Arthur A. Weiss

	Its:	Authorized Representative

BUYER:	SERIES C, LLC

	By:	/s/ Todd J. Weiss

	Its:	Authorized Officer

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ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement together with the Earnest Money Deposit is accepted by the undersigned this 5th day of March, 2012, which for the purposes of this Agreement shall be deemed to be the date of Opening of Escrow. Escrow Agent hereby accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Brandon Grajewski

Title:	Escrow Officer

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